PROMISSORY NOTE



U.S.  $100,000.00                                   August  1,  2003


     FOR VALUE RECEIVED, the undersigned CyGene, Inc. ("Borrower") hereby promise(s) to pay unto Transpirator Technologies, Inc. ("Noteholder"), or order, the principal sum of One Hundred Thousand and no/100 dollars ($100,000.00), with interest on the unpaid principal balance from the date of this Note, until paid, at the rate of five percent (5%) per annum, or the applicable federal funds rate at the date hereof, whichever is higher. Principal and deferred accrued interest shall be payable at such place as Noteholder may designate, and this Note shall be due and payable in full on August 1, 2008.

     At the option of the Noteholder, this Note (principal and interest) is convertible into restricted common shares of CyGene, Inc. at the price of $0.50 per share. In the event the proposed merger between Transpirator Technologies, Inc. and CyGene, Inc. does not occur by October 1, 2003, the conversion rate of this Note shall be at a price of $0.225 per share.

     This Note may not be prepaid in whole or in part at any time without written consent of the Noteholder. This Note is not assumable without written express consent of the Noteholder, which consent is not to be unreasonably withheld.

     This Note is not subject to any offset, credits or deductions other than payments of principal and interest made hereunder.

     In the event of default, Borrower shall be responsible for all costs of collection, including but not limited to a 15% attorney fee. If more than one Borrower, all shall be jointly and severally liable, and notice to one shall constitute notice to all.


                                        CyGene,  Inc.


Date:  August  1,  2003                 By: /s/ Martin  Munzer
                                        ----------------------
                                        Martin  Munzer
                                        President